UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

March 5, 2004

Date of Report (Date of earliest event reported)

SuperGen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-27628	91-1841574
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4140 Dublin Blvd, Suite 200, Dublin, California		94568
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (925) 560-0100

Item 5.           Other Events

On March 5, 2004, SuperGen, Inc. (“SuperGen”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain purchasers named therein (the “Purchasers”) for the private placement of shares of SuperGen’s common stock (“Common Stock”) and warrants to purchase Common Stock (“Warrants”).  Upon the closing of the transaction on March 9, 2004, SuperGen issued 4,900,000 shares of Common Stock (the “Shares”) to the Purchasers at a per share price of $7.00, for an aggregate purchase amount of $34,300,000, and Warrants to purchase 735,000 shares of Common Stock (the “Warrant Shares”).  The Warrants have a term of five years and a per share exercise price of $10.00.

In connection with the transaction, SuperGen also paid certain cash fees to the placement agent, Rodman & Renshaw, Inc., for certain activities engaged in on behalf of SuperGen.

Pursuant to the terms of a Registration Rights Agreement entered into with the Purchasers on the date of the Purchase Agreement (the “Registration Rights Agreement”), SuperGen will file a registration statement on Form S-3 with respect to the resale of the Shares and the Warrant Shares.

Copies of the Purchase Agreement, the Registration Rights Agreement and a form of Warrant are filed as exhibits to this report and are incorporated in this report by reference.  On March 5, 2004, SuperGen issued a press release announcing the execution of definitive agreements with respect to the transaction.  A copy of this press release is filed as an exhibit to this report and is incorporated in this report by reference.

Item 7.           Financial Statements and Exhibits.

(c)	Exhibits

	10.1	Securities Purchase Agreement dated as of March 5, 2004, by and among SuperGen, Inc. and the purchasers named therein.

	10.2	Registration Rights Agreement dated as of March 5, 2004, by and among SuperGen, Inc. and the purchasers named therein.

	10.3	Form of Warrant dated as of March 5, 2004, for issuance to the purchasers under the Securities Purchase Agreement dated March 5, 2004 by and among SuperGen, Inc. and the purchasers named therein.

	99.1	Press release dated March 5, 2004 announcing the execution of definitive agreements with respect to the private placement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERGEN, INC.

Date: March 10, 2004	By:	/s/ MICHAEL MOLKENTIN
Michael Molkentin
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Securities Purchase Agreement dated as of March 5, 2004, by and among SuperGen, Inc. and the purchasers named therein.

10.2	Registration Rights Agreement dated as of March 5, 2004, by and among SuperGen, Inc. and the purchasers named therein.

10.3	Form of Warrant dated as of March 5, 2004, for issuance to the purchasers under the Securities Purchase Agreement dated March 5, 2004 by and among SuperGen, Inc. and the purchasers named therein.

99.1	Press release dated March 5, 2004 announcing the execution of definitive agreements with respect to the private placement.